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PROMISSORY NOTE                                               Exhibit 10.20

AMOUNT: $300,000.00                                           DATE: JUNE 5, 1998


I, Mark Chimura (the "Promisor"), an Avant! Corporation employee SS# ###-##-#### in consideration for the receipt of three hundred thousand U.S. Dollars (US $300,000) (the "Principal") from Avant! Corporation (the "Payee", "Promisee", or "Avant!") which is now acknowledged, hereby promises to pay to Avant! at 46871 Bayside Parkway, Fremont, CA 94538 (or such other address that Avant! may designate) on or before June 6, 2003 (the "Due Date") the sum of the Principal, three hundred thousand U.S. Dollars (US $300,000), plus any and all accrued and unpaid interest with the annual interest rate being three percent (3%) which starts accruing on June 6, 1998 (the "Initial Date") and which will compound annually.

I understand that all payments on this Note shall be applied first in the payment of accrued interest and any remainder toward the reduction of the principal. Interest payments will be due and payable monthly. I reserve the right to prepay this Note, in whole or in part, prior to the due date with no prepayment penalty.

If any of the following events occur, I will be waived permanently from paying any unpaid principal loan amount and any accrued and unpaid interest:

1) If Gerald C. Hsu is no longer president and CEO of Avant! Corporation; or
2) If I die or become permanently disabled.

If none of the previous events occur, in the event that I decided to leave the employ of Avant! Corporation I agree that any unpaid principal loan amount plus any accrued and unpaid interest shall become immediately due and payable to Avant! and that I shall pay such sum to Avant! without demand or notice.

Additionally, I understand that if any of the following events of default occur, this Note and any other obligation that I have to Avant! shall become due immediately, without demand or notice:
1) If I fail to pay the principal and any accrued interest in full on or before the Due Date;
2) If I file bankruptcy proceedings as a Debtor;
3) If I file for an application for appointment of a receiver;
4) If I make a general assignment for the benefit of My creditors;
5) If I become insolvent; or
6) If I have made a misrepresentation to Avant! for the purpose of obtaining or extending credit.

If any payment obligation under this Note is not paid when due, I promise to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

I understand that the non-renewal or extension of this Note, delay in enforcing any right of Avant! under this Note, or the assignment by Avant! of this Note shall not affect the liability I have with Avant! or its successor under this Note. I waive my rights for the presentment for payment, protest, and notice of pretest and nonpayment of this Note.

If any one or more of the provisions of the Note are determined to be unenforceable, in whole or in part, for any reason, I agree that the remaining provisions shall remain fully operative. I agree that this Note shall be construed in accordance with the laws of the State of California.



      O.K.                              Mark Chimura
/s/ GERALD C. HSU                       14010 Jerries Drive
     6/9/98                             Saratoga, CA 95070



                                        Signature of Promisor

                                        /s/ MARK CHIMURA